Exhibit 99.1

Ambarella, Inc. Announces Second Quarter Fiscal Year 2022 Financial Results

August 31, 2021 —Santa Clara, Calif. – Ambarella, Inc. (NASDAQ: AMBA), an AI vision silicon company, today announced financial results for its second quarter of fiscal year 2022 ended July 31, 2021.

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Revenue for the second quarter of fiscal 2022 was $79.3 million, up 58% from $50.1 million in the same period in fiscal 2021. For the six months ended July 31, 2021, revenue was $149.5 million, up 43% from $104.8 million for the six months ended July 31, 2020.

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Gross margin under U.S. generally accepted accounting principles (GAAP) for the second quarter of fiscal 2022 was 62.3%, compared with 61.8% for the same period in fiscal 2021. For the six months ended July 31, 2021, GAAP gross margin was 62.3%, compared with 60.1% for the six months ended July 31, 2020.

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GAAP net loss for the second quarter of fiscal 2022 was $7.2 million, or loss per diluted ordinary share of $0.20, compared with GAAP net loss of $14.8 million, or loss per diluted ordinary share of $0.43, for the same period in fiscal 2021. GAAP net loss for the six months ended July 31, 2021 was $18.0 million, or loss per diluted ordinary share of $0.50. This compares with GAAP net loss of $30.2 million, or loss per diluted ordinary share of $0.88, for the six months ended July 31, 2020.

Financial results on a non-GAAP basis for the second quarter of fiscal 2022 are as follows:

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Gross margin on a non-GAAP basis for the second quarter of fiscal 2022 was 62.8%, compared with 62.4% for the same period in fiscal 2021. For the six months ended July 31, 2021, non-GAAP gross margin was 62.8%, compared with 60.7% for the six months ended July 31, 2020.

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Non-GAAP net income for the second quarter of fiscal 2022 was $13.1 million, or earnings per diluted ordinary share of $0.35. This compares with non-GAAP net income of $2.1 million, or earnings per diluted ordinary share of $0.06, for the same period in fiscal 2021. Non-GAAP net income for the six months ended July 31, 2021 was $22.1 million, or earnings per diluted ordinary share of $0.58. This compares with non-GAAP net income of $3.4 million, or earnings per diluted ordinary share of $0.10, for the six months ended July 31, 2020.

Based on information available as of today, Ambarella is offering the following guidance for the third quarter of fiscal year 2022, ending October 31, 2021:

•	Revenue is expected to be between $88.0 million and $92.0 million.

•	Gross margin on a non-GAAP basis is expected to be between 61.0% and 63.0%.

•	Operating expenses on a non-GAAP basis are expected to be between $36.0 million and $37.5 million.

Ambarella reports gross margin, net income (loss) and earnings (losses) per share in accordance with GAAP and, additionally, on a non-GAAP basis. Non-GAAP financial information excludes the impact of stock-based compensation adjusted for the associated tax impact, which includes the effect of any benefits or shortfalls recognized. A reconciliation of the GAAP to non-GAAP gross margin, net income (loss) and earnings (losses) per share for the periods presented, as well as a description of the items excluded from the non-GAAP calculations, is included in the financial statements portion of this press release.

Total cash, cash equivalents and marketable debt securities on hand at the end of the second quarter of fiscal 2022 was $449.2 million, compared with $435.5 million at the end of the prior quarter and $410.7 million at the end of the same quarter a year ago.

“Our rapidly expanding AIoT foundation has positioned us to achieve record revenue in F2022, driven by new product cycles in existing markets and the expansion into new markets. The quality of our business is at its highest levels, with IoT cameras, primarily security, and automotive, representing ~90% of total Q2 revenue. We are capitalizing on this as demonstrated by the 450 basis point sequential increase in non-GAAP operating margin, reaching 16.9% in Q2,” said Fermi Wang, President and CEO. “We believe we experienced the worst of the wafer supply shortfall from the Texas freeze in Q2, and we are seeing a 2H recovery from this event. While the significant industry wide supply-chain challenges persist, we expect F2022 to represent a major inflection in our business, and we are excited about our future.”

Stock Repurchase

During the second quarter of fiscal year 2022, Ambarella’s Board of Directors approved an extension of the prior $50.0 million repurchase program for an additional twelve months ending June 30, 2022. The company did not repurchase shares in the second quarter of fiscal 2022. As of today, there are approximately $49.0 million available for repurchases under the program. The repurchase program does not obligate the company to acquire any particular amount of ordinary shares, and it may be suspended at any time at the company’s discretion.

Quarterly Conference Call

Ambarella plans to hold a conference call at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time today with Fermi Wang, President and Chief Executive Officer, Casey Eichler, Chief Financial Officer, and Louis Gerhardy, Corporate Development, to discuss the second quarter of fiscal year 2022 results. The call can be accessed by dialing 877-304-8963 in the USA; international callers should dial 760-666-4834. Please dial in ten minutes prior to the scheduled conference call time. A live and archived webcast of the call will be available on Ambarella’s website at http://www.ambarella.com/ for up to 30 days after the call.

About Ambarella

Ambarella’s products are used in a wide variety of human and computer vision applications, including video security, advanced driver assistance systems (ADAS), electronic mirror, drive recorder, driver/cabin monitoring, autonomous driving, and robotic applications. Ambarella’s low-power system-on-chips (SoCs) offer high-resolution video compression, advanced image processing, and powerful deep neural network processing to enable intelligent cameras to extract valuable data from high-resolution video streams. For more information, please visit www.ambarella.com

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements that are not historical facts and often can be identified by terms such as “outlook,” “projected,” “intends,” “will,” “estimates,” “anticipates,” “expects,” “believes,” “could,” “should,” or similar expressions, including the guidance for the third quarter of fiscal year 2022 ending October 31, 2021, and the comments of our CEO relating to anticipated fiscal year 2022 revenue levels, our position in our existing and new markets, including AIoT markets, our prospects in the automotive market, future market trends, our ability to generate revenue and operating profit, and supply-chain challenges faced by us. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. Our actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of our future performance.

The risks and uncertainties referred to above include, but are not limited to, risks associated with global health conditions and associated risk mitigation measures; global economic and political conditions, including possible trade tariffs and restrictions; supply chain challenges in the semiconductor industry; revenue being generated from new customers or design wins, neither of which is assured; the commercial success of our customers’ products; our growth strategy; our ability to anticipate future market demands and future needs of our customers, particularly for computer vision applications; our ability to introduce new and enhanced solutions; our ability to develop, and to generate revenue from, new advanced technologies, such as computer vision functionality; our ability to retain and expand customer relationships and to achieve design wins; the expansion of our current markets and our ability to successfully enter new markets, such as the OEM automotive and robotics markets; anticipated trends and challenges, including competition, in the markets in which we operate; our ability to effectively manage growth; our ability to retain key employees; and the potential for intellectual property disputes or other litigation.

Further information on these and other factors that could affect our financial results is included in the company’s Annual Report on Form 10-K for our 2021 fiscal year, which is on file with the Securities and Exchange Commission. Additional information will also be set forth in the company’s quarterly reports on Form 10-Q, annual reports on Form 10-K and other filings the company makes with the Securities and Exchange Commission from time to time, copies of which may be obtained by visiting the Investor Relations portion of our web site at www.ambarella.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. The results we report in our Quarterly Report on Form 10-Q for the second fiscal quarter ended July 31, 2021 could differ from the preliminary results announced in this press release.

Ambarella assumes no obligation and does not intend to update the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

The company has provided in this release non-GAAP financial information, including non-GAAP gross margin, net income, and earnings per share, as a supplement to the condensed consolidated financial statements, which are prepared in accordance with generally accepted accounting principles (“GAAP”). Management uses these non-GAAP financial measures internally in analyzing the company’s financial results to assess operational performance and liquidity. The company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing its performance and when planning, forecasting and analyzing future periods. Further, the company believes these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key financial metrics that the company uses in making operating decisions and because the company believes that investors and analysts use them to help assess the health of its business and for comparison to other companies. Non-GAAP results are presented for supplemental informational purposes only for understanding the company’s operating results. The non-GAAP information should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from non-GAAP measures used by other companies.

With respect to its financial results for the second quarter of fiscal year 2022, the company has provided below reconciliations of its non-GAAP financial measures to its most directly comparable GAAP financial measures. With respect to the company’s expectations for the third quarter of fiscal year 2022, a reconciliation of non-GAAP gross margin and non-GAAP operating expenses guidance to the closest corresponding GAAP measure is not available without unreasonable efforts on a forward-looking basis due to the high variability and low visibility with respect to the charges excluded from these non-GAAP measures. We expect the variability of the above charges to have a significant, and potentially unpredictable, impact on our future GAAP financial results.

AMBARELLA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended July 31,		Six Months Ended July 31,
	2021	2020	2021	2020
Revenue	$79,327	$50,113	$149,460	$104,758
Cost of revenue	29,908	19,155	56,276	41,780

Gross profit	49,419	30,958	93,184	62,978

Operating expenses:
Research and development	39,558	32,802	77,432	67,002
Selling, general and administrative	15,821	13,445	31,848	26,880

Total operating expenses	55,379	46,247	109,280	93,882
Loss from operations	(5,960)	(15,289)	(16,096)	(30,904)
Other income, net	218	1,280	811	2,558

Loss before income taxes	(5,742)	(14,009)	(15,285)	(28,346)
Provision for income taxes	1,414	747	2,689	1,873

Net loss	$(7,156)	$(14,756)	$(17,974)	$(30,219)

Net loss per share attributable to ordinary shareholders:
Basic	$(0.20)	$(0.43)	$(0.50)	$(0.88)

Diluted	$(0.20)	$(0.43)	$(0.50)	$(0.88)

Weighted-average shares used to compute net loss per share attributable to ordinary shareholders:
Basic	36,442,536	34,480,307	36,191,420	34,280,318

Diluted	36,442,536	34,480,307	36,191,420	34,280,318

The following table presents details of stock-based compensation expense included in each functional line item in the condensed consolidated statements of operations above:

	Three Months Ended July 31,		Six Months Ended July 31,
	2021	2020	2021	2020
	(unaudited, in thousands)
Stock-based compensation:
Cost of revenue	$359	$316	$682	$613
Research and development	11,525	10,010	22,719	19,906
Selling, general and administrative	7,488	6,068	14,813	11,911

Total stock-based compensation	$19,372	$16,394	$38,214	$32,430

The difference between GAAP and non-GAAP gross margin was 0.5% and 0.6%, or $0.4 million and $0.3 million, for the three months ended July 31, 2021 and July 31, 2020, respectively. The difference between GAAP and non-GAAP gross margin was 0.5% and 0.6%, or $0.7 million and $0.6 million, for the six months ended July 31, 2021 and July 31, 2020, respectively. The differences were due to the effect of stock-based compensation.

AMBARELLA, INC.

RECONCILIATION OF GAAP TO NON-GAAP DILUTED EARNINGS (LOSSES) PER SHARE

(in thousands, except share and per share data)

	Three Months Ended July 31,		Six Months Ended July 31,
	2021	2020	2021	2020
	(unaudited)
GAAP net loss	$(7,156)	$(14,756)	$(17,974)	$(30,219)

Non-GAAP adjustments:
Stock-based compensation expense	19,372	16,394	38,214	32,430
Income tax effect	932	450	1,831	1,198

Non-GAAP net income	$13,148	$2,088	$22,071	$3,409

GAAP - diluted weighted average shares	36,442,536	34,480,307	36,191,420	34,280,318
Non-GAAP - diluted weighted average shares	38,044,906	35,432,400	38,063,110	35,303,387

GAAP - diluted net loss per share	$(0.20)	$(0.43)	$(0.50)	$(0.88)
Non-GAAP adjustments:
Stock-based compensation expense	0.53	0.48	1.06	0.95
Income tax effect	0.03	0.01	0.05	0.03
Effect of Non-GAAP - diluted weighted average shares	(0.01)	—	(0.03)	—
Non-GAAP - diluted net income per share	$0.35	$0.06	$0.58	$0.10

AMBARELLA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	July 31,	January 31,
	2021	2021
ASSETS
Current assets:
Cash and cash equivalents	$258,402	$241,274
Marketable debt securities	190,757	199,434
Accounts receivable, net	38,295	24,974
Inventories	42,076	26,081
Restricted cash	10	10
Prepaid expenses and other current assets	4,481	5,531

Total current assets	534,021	497,304

Property and equipment, net	8,237	5,530
Deferred tax assets, non-current	10,699	10,914
Intangible assets, net	15,800	18,703
Operating lease right-of-use assets, net	10,066	9,659
Goodwill	26,601	26,601
Other non-current assets	4,634	4,569

Total assets	$610,058	$573,280

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	33,116	21,124
Accrued and other current liabilities	46,906	48,126
Operating lease liabilities, current	2,886	2,911
Income taxes payable	1,726	962
Deferred revenue, current	902	844

Total current liabilities	85,536	73,967

Operating lease liabilities, non-current	7,763	7,525
Other long-term liabilities	13,705	16,812

Total liabilities	107,004	98,304

Shareholders’ equity:
Preference shares	—	—
Ordinary shares	16	16
Additional paid-in capital	394,121	347,458
Accumulated other comprehensive income	608	1,219
Retained earnings	108,309	126,283

Total shareholders’ equity	503,054	474,976

Total liabilities and shareholders’ equity	$610,058	$573,280

Contact:

Louis Gerhardy

408.636.2310

lgerhardy@ambarella.com